UNITED STATES

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SKYLINE MEDICAL INC.
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On August 30, 2016, Skyline Medical Inc. issued the following press release:

Skyline Medical Signs Letter of Intent to Form Joint Venture with Electronic On-Ramp

•	New entity will provide access to bid for $550 million in U.S. federal government funds with a focus on medical equipment for mobile operating rooms
•	Skyline Medical to hold conference call on September 8, 2016 at 12:00 p.m. Eastern time

MINNEAPOLIS (August 30, 2016) – Skyline Medical Inc. (NASDAQ: SKLN) (“Skyline” or “the Company”), developer of the innovative STREAMWAY® waste fluid disposal system for medical applications, announces the signing of a letter of intent to form a joint venture with Electronic On-Ramp, Inc. (EOR), a Native American Indian, (8a) certified Small Disadvantaged Business owned by a Service Disabled Veteran. EOR's Partner contracts with the U.S. National Institutes of Health (NIH) and Department of Defense are expected to provide Skyline Medical with access to bid on procurement contracts for up to $550 million or more in federal funds budgeted for health, security, life safety systems support, humanitarian assistance and disaster preparedness.

The joint venture is subject to definitive agreements. Also, the joint venture cannot proceed unless the Company receives FOR votes representing a majority of Skyline Medical common shares outstanding on the first two proxy items for the Special Meeting of Stockholders to be held September 15, 2016. Those items include proposals to 1) increase the number of authorized shares of common stock to 200,000,000 from 100,000,000, and 2) effect a reverse stock split of its common stock at a ratio of between one-for-two and one-for-25 and a proportionate decrease in the number of authorized shares of common stock.

The two companies are establishing the joint venture to be in operation by the end of the year. The joint venture, expected to be 51% owned by EOR, will bid to supply medical products for mobile operating rooms, among other activities. Skyline intends to assist the venture in selling the STREAMWAY System and in sourcing other medical products to fulfill bids to the U.S. government, with the venture’s control structured to maintain its standing as a qualified government contractor.

“We are very excited to enter into this new joint venture with EOR as it provides access to significant federal, state and local funds some 18 months ahead of Skyline’s previous plan, and advances our strategy to increase our operating room footprint,” said Dr. Carl Schwartz, Interim Chief Executive Officer of Skyline Medical. “EOR has pre-negotiated contractual terms with the General Services Administration (GSA) for two contracts that afford Skyline immediate entrée to two schedules that provide access to highly efficient sales tools, entering a market for contractor awards of more than $15.8 billion in contracts last year alone.”

Dr. Schwartz added, “In addition to the joint venture bringing immediate access to existing contract vehicles, EOR and Skyline will work together to add contract vehicles specifically targeting environmental services and medical devices, a market with awards of $6 billion last year.  These joint efforts will culminate in access to the market for $33 billion that federal, state and local government buyers spent through GSA schedule contracts in the fiscal year ended September 30, 2015.”

The two primary contracts EOR will utilize to promote sales of Skyline medical devices, services and other technical solutions include the $14.5 billion GSA Information Technology Schedule 70 contract, the largest GSA contract offered. The second contract EOR provides is the Security and Life Safety Schedule 84, which received more than $1.3 billion in contracts during fiscal year 2015.

Commenting on the joint venture, William Pullen, President of Electronic On-Ramp, said, “The STREAMWAY System will be the anchor product in our new venture, and utilizing our deep expertise working as a government contractor we foresee exciting opportunity. We look forward to tapping into Skyline’s medical device expertise to become a powerhouse supplier to the U.S. government not only of STREAMWAY, which is clearly needed in mobile operating rooms to mitigate exposure to contaminated body fluid waste, but also to identify and source additional medtech product opportunities.”

To date, EOR has been awarded two contracts including one with the NIH to provide government-wide health-related security, technology and information support, and one with the U.S. Southern and Northern Commands to provide operating room and medical equipment for the government for disaster relief efforts for North America and South America.

In addition to direct opportunities via the EOR joint venture, Skyline will bid jointly with the venture or separately where its distribution agreement with MUNRO Enterprises, an Economically-Disadvantaged, Woman-Owned Small Business, is helpful in qualifying for projects. Skyline anticipates a more robust relationship with EOR in the future, including exploration of further strategic partnerships and other relationships between the companies.

Conference Call and Webcast

Skyline Medical management will host a conference call beginning at 12:00 p.m. Eastern time on September 8, 2016 to discuss this announcement and answer questions. To access the call, dial (844) 751-1093 from within the U.S. or (574) 990-2954 from outside the U.S. All listeners should provide passcode 73407900. Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website at www.skylinemedical.com.

Following the conclusion of the conference call, a telephone replay will be available through 11:59 p.m. Eastern time September 14, 2016 and can be accessed by dialing (855) 859-2056 from within the U.S. or (404) 537-3406 from outside the U.S. All listeners should provide passcode 73407900. The webcast will be available for 30 days.

About the STREAMWAY System

Skyline's revolutionary, FDA-cleared STREAMWAY system is the first true direct-to-drain fluid disposal system designed specifically for medical applications such as radiology, endoscopy, urology and cystoscopy procedures. It connects directly to a facility's plumbing system to automate the collection, measurement and disposal of waste fluids. As of June 30, 2016, Skyline Medical customers have installed 94 STREAMWAY systems in 50 facilities across 19 states.

The STREAMWAY minimizes human intervention for better safety and improves compliance with Occupational Safety and Health Administration (OSHA) and other regulatory agency safety guidelines. It also provides unlimited capacity for increased efficiency in the operating room, which leads to greater profitability. Furthermore, the STREAMWAY eliminates canisters to reduce overhead costs and provides greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills annually in the U.S. For a demonstration please visit www.skylinemedical.com or call (855) 785-8855.

About Electronic On-Ramp, Inc.

The Electronic On-Ramp, Inc. is a Native American Indian, (8a) certified Small Disadvantaged Business with primary offices located in a HubZone. EOR is owned by a Service Disabled Veteran (VOSB / SDVOB). EOR is skilled in providing architectural, engineering, information assurance, intelligence, counter-intelligence and forensics products and services. EOR specializes in complete lifecycle solutions and in helping the “good guys” from around the world with assessments, evaluations, remediation, configuration management, monitoring and security enhancements, and in building integrated Secure Network Operation Centers (iSNOC) with a focus on detecting covert communications channels and reducing insider threat.

About Skyline Medical

Skyline Medical produces a fully automated, patented, FDA-cleared waste fluid disposal system that virtually eliminates staff exposure to blood, irrigation fluid and other potentially infectious fluids found in the healthcare environment. Antiquated manual fluid handling methods that require hand carrying and emptying filled fluid canisters present an exposure risk and potential liability. Skyline Medical's STREAMWAY System fully automates the collection, measurement and disposal of waste fluids and is designed to: 1) reduce overhead costs to hospitals and surgical centers; 2) improve compliance with OSHA and other regulatory agency safety guidelines; 3) improve efficiency in the operating room, and radiology and endoscopy departments, thereby leading to greater profitability; and 4) provide greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills each year in the U.S. For additional information, please visit www.skylinemedical.com.

Forward-looking Statements

Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, current negative operating cash flows and a need for additional funding to finance our operating plan; the terms of any further financing, which may be highly dilutive and may include onerous terms; unexpected costs and operating deficits, and lower than expected sales and revenues; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance, if our product is not accepted by our potential customers, it is unlikely that we will ever become profitable, adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov. This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. See the Company's most recent Annual Report on Form 10-K, and subsequent reports and other filings at www.sec.gov.

Contacts:

LHA

Kim Sutton Golodetz

kgolodetz@lhai.com

(212) 838-3777

or

Bruce Voss

bvoss@lhai.com

(310) 691-7100